Exhibit 99.1

Temecula Valley Bancorp Suspends Quarterly Cash Dividends

TEMECULA, Calif.--(BUSINESS WIRE)--Temecula Valley Bancorp (Nasdaq:TMCV) today announced its Board of Directors has voted to suspend regular quarterly cash dividends on its common stock effective immediately. This will not affect the cash dividends to be paid October 15, 2008.

Temecula Valley Bancorp President and Chief Executive Officer Stephen H. Wacknitz stated, "Our Board of Directors remains committed to capital preservation during these times of challenging industry conditions and until we see an easing in the credit markets. The decision to suspend cash dividends was not taken lightly. While our subsidiary bank remains above regulatory requirements for being a `well capitalized' institution, our Board of Directors believes that the current economic conditions require prudent management and conservation of capital. We believe maintaining a strong capital position is a priority at this time and eliminating our cash dividend will improve our capital position by conserving approximately $1.6 million of capital per year. While this decision is difficult, we believe it is the best course for our shareholders over the long term. Our Board of Directors and Executive Management, who collectively own approximately 16% of Temecula Valley Bancorp’s outstanding shares, are firmly committed to grow long-term shareholder value and we expect to resume paying cash dividends as soon as deemed appropriate."

ABOUT THE COMPANY

Temecula Valley Bank, established in 1996, operates eleven full-service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, Solana Beach, Ontario, and San Marcos. The Bank also operates a number of regional real estate loan production centers in California. As a leading SBA Preferred Lender, the Bank has a network of SBA loan production offices across the United States. Temecula Valley Bancorp was established in June 2002 and operates as a bank holding company for the Bank. For further information, please visit the Bank’s website at www.temvalbank.com.

Temecula Valley Bancorp stock is traded on the NASDAQ Global Select Market under the symbol TMCV.

Forward-Looking Statements

Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the U.S. government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our filings made with the Securities and Exchange Commission by Temecula Valley Bancorp. We do not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
Temecula Valley Bancorp
Stephen H. Wacknitz, 951-694-9940